3rd Q 2010 CC Call PRESENTATION

Jill:  Good morning, everyone. Welcome to CHDT’s fiscal 2010 third quarter conference call. For those who need to reference today's press release, you'll find it at www.chdtcorp.com.

The following is qualified by reference to our Form 10-Q report for third quarter results as filed with the SEC.

Leading today's call is Howard Ullman, Chairman of CHDT Corp. Before I turn the call over to Mr. Ullman, let me remind you that participants of this call will make forward-looking statements based on current expectations, and those statements are subject to certain risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed in the reports filed with the SEC, including forms 8-K, 10-K, and 10-Q filings, by the Company.

Now I would like to turn the call over to Chairman, Howard Ullman

HU: Thank you Jill, and thank you, everyone, for joining us today to discuss CHDT Corp’s fiscal 2010 third quarter results and year end outlook. For those of you unable to access this call it will be archived on our website at www.chdtcorp.com  later today.

The Third quarter is now behind us and it was a record quarter for our company in that we reported sales of $3,013,975 and a profit of $130,176. Our sales were just $8,000 off our record 2008 3rd Q yet our profit was double from the 3rd Q 2008 which is indicative of cost cutting measures we implemented over the past two years. We also have a strong order backlog of over $1.6 million dollars with more orders anticipated in the 4th Q.

This year has been a transition year as we move out of under-performing product lines and focus on our core lighting business which continues to demonstrate solid performance. We expect expenses to continue to fall in 2011 as we no longer have costly line items such as STP royalties which amounted to almost $200,000 this year and generated little sales. We have ceased all marketing of this line. We also have ceased marketing the Black Box line of USB products to mass retailers.

As I mentioned at the last quarter webcast; concentrating our development and sales efforts on the lighting business   has paid off.  We continue to take orders from additional retailers, we are shipping re-orders to our existing customers, and we have increased product placement into additional sales channels... All of the new retailers that have come on board over the last quarter have now re-ordered product and will play an important part in achieving steady revenue growth in 2011. It is one thing to sell a retailer product; the key to a successful program that yields reliable and continued revenue growth is product sell through rates and subsequent re-orders. I’m happy to say we are seeing both, especially with our newest items.

For example, we placed our new mini Eco-i-Lite in Starcrest and our midi Eco-i-Lite at Brookstone and in both cases product has done well and has been re-ordered. The same holds true for our new eBook• Lite which is in the Target Electronics dept. and has recently been re-ordered.

So let’s review our growth strategy discussed last cc call

1.
Introduce new product lines to more departments at existing retail distribution channels; Target and the Container Store would be an example of  retailers where we have product in two sections of their stores. We are their sole book light supplier in the Target book department and now we are in their electronics dept. with our bookplate.

2.
Continue to expand retail distribution and move into new distribution channels; Well as already mentioned we have expanded retail distribution with new retailers such as Borders, Brookstone, Office Depot, and existing retailers such as Target and The Container Store have increased product sku’s and or placed product in multiple departments.

3.
Release new innovative products in order to expand existing categories; our newest release would be our ebook lite and eReader•Lite which has strong initial results and we expect other retailers to place this item over the next few quarters.

4.
Continue to search for businesses that have innovative products that would compliment our existing marketing strategies or allow the company to diversify into other markets. In order to expand our scope in the area of strategic opportunities we have reached out to the Investment banking community to explore our options. This gives us a fresh perspective and professional insight into what opportunities lay in today’s dynamic market for CHDT. We have seen growth in our account base as well as growth in the number of products our accounts are buying but as a company we have not experienced growth in our share price. For this reason we have engaged an Investment banking firm to assist us in this area.

Now let's take an overview of our third quarter results.

Net Revenue for the three months ended Sept 30th 2010, was $3,013,975. For the same period in 2009 we had revenue of $2,424,686. This was an increase of $589,289 over 2009. Year to date Sales were $3,969,550 compared to $4,968,061 in 2009. During this last quarter we have been able to recoup some of the lost sales resulting from the continued retail downturn experienced in the first half of 2010.

Gross Profit: For the three months ended September 30, 2010 and 2009, gross profit was approximately $887,592 and $727,614 respectively, an increase by approximately $159,978from the same period in 2009. This also represents a $698,215  increase from the $189,377 gross profit in the second quarter ending 06-30-10. For the nine months ended September 30, 2010 and 2009, gross profit was approximately $1,191,748 and 1,490,132 respectively. The gross profit percentage during 2010 has remained steady as compared to 2009 despite competitive pressures to provide additional marketing incentives.

Net Operating Income (Loss) for the three months ended September 30th, 2010 and 2009 was $231,900 and $68,683 respectively. This is an increase of $163,217.  For the nine months ended September 30th, 2010 and 2009 were $(512,097) and $(475,819) respectively.

Net Income (Loss): The Net Income for the three months ended September 30, 2010 and 2009 was approximately $130,176 and $1,135 respectively. Net Income increased $129,041 over the same quarter last year. The Loss for the nine months ended September 30, 2010 and 2009 was approximately $695,862 and $673,941 respectively. The improved net income performance in the third quarter 2010 has allowed us to reduce the year to date net loss as of June 30th, 2010 from $(826,040) down to $(695,862).

At this point I would like to address a number of questions that have been sent in recently by our shareholders.

1)	This email was from RVD a long time shareholder who wrote

Please consider you and/or Stewart making a public statement to CHDO shareholders that it is your intention and goal that each and every household in the USA should have an Eco-i-lite power failure device. I sincerely believe they are great products. I have 7 in my house now. You published my letter in a recent news release about how I used them during a Blackout in Ohio. I have to believe that if CHDO management made a public statement that it is the Goal of Company (as it should be) that each and every household be equipped with at least 1 eco-i-lite that it would have very positive effects.

Thanks for that email Rich and I’m glad you are happy with our Eco-i-Lites. I too have a light in every main room of my home and I would like to publicly put on record that I do feel that each and every household in our country should have at least one Eco-i-Lite. We have sold over 10 million dollars worth of this item since its inception in 2008. We have sold or are currently selling this item to Brookstone, The Container Store, Costco, Sam’s, Office Depot, Staples, and True Value as well as many catalog and online retailers. So yes Rich, I agree with you that every home in America should have an Eco-i-Lite.

2)	How is your new banking arrangement with Sterling Bank working and will the company be able to fund its growth in 2011.

Our new banking facility with Sterling Bank is working quite well. The difference between the facility today and the asset based line we had previously is that previously we had a funding limit of 2 million dollars and now we have limits based more on the Credit worthiness of the retail customer. We deal with the most financially sound retailers in America and as long as their credit is in good standing then we should not have any problems funding deals. So we are very happy with the new financial arrangement. It is important to note that our Sterling Capital  arrangement  funds product that has already shipped to retailers. It does not fund the purchase of those  goods that is why we require Purchase Order financing. As for P.O. financing our CEO and Board have been financing P.O.’s for the past two years and we appreciate their loyalty as well as their funding which certainly is a vote of confidence in the companies ability to repay these loans. The only foreseeable problem in the future would be if we all of a sudden became inundated with unexpected orders in which case we would expect our share price to increase and we could take advantage of selling some of our shelf registered stock.

3)
I have been a long time shareholder and I am wondering why it is taking so long to increase revenues as revenues have been about the same for the past two years and look like may be the same this year although the losses seems to be shrinking?

Great question and I am going to answer this question with a case study of one of our top retailers but first let me say this. Keep in mind the numbers don’t always tell the whole story. I am not just bullish on our company because I am the Chairman or have a large stock position, I am bullish because our company has actually performed beyond my expectations during the past two recessionary years and here’s why.

The country has just gone through the worst recession since the depression. Most company revenues fell sharply in 2008 or 2009 but ours did not. We managed to keep an even Keel during this difficult time by continuing to develop new products that sell at retail. One must also keep in mind that in 2008 we sold 1.8 million dollars worth of STP products and in 2009 those numbers dropped to a few hundred thousand in STP sales and yet our sales only dropped slightly in 2009 versus 2008. Our management anticipated these dynamic changes in the hardware and automotive industry and moved forward  our  Eco-i-Lite product launch. By moving these product launches up we limited  our decrease in revenues in 2009 and 2010 as our lighting division grew even through the recession and as I have mentioned previously all focus in 2010 has been on lighting. But even with a good item or line of items it can take up to a year, in normal retail conditions to reach critical mass. For example look at our history with Target Stores.

Almost a decade ago Capstone became a Target vendor selling book and task lights. We were just one of their many suppliers. Each year we would present to the buyer our newest designs and as the years passed we were able to put more of our items on their shelves in the book department. Then three years ago Target decided to put in a large display for the holidays, which runs from October to February and we were given half the sku’s along with our competitors. Then last year Target advised us we would be the only supplier on this holiday rack and their sole book light supplier, as we are again this year.  It has taken us years to reach this status and now in 2010 we have our eBook•Lite in the Target electronics dept. and have already received two re-orders. This is how a business grows organically.

What we have done with Target is beginning to happen to other newer retailers such as The Container store who last year put our Mini Eco-i-Lite in their stocking stuffer program and it was a hit. The item is running for a second year and if you go on their website you can read very positive reports from their consumers. Because of the strong sales of this item we now have our new Mini C-Lite in a second department of their store and we look to continue to build on our success with this company. The same approach is being taken with all of our retailers so it is our goal to continue to create new, innovative lighting products that we can plug into our retail offerings.

We have learned from our past experiences with STP and our Black box USB  line that we are a leader in lighting and our retailers have a solid sales history within this category with us so we must stay focused on what we believe is our strength and meets the needs of our accounts and their customers.

With our current line of lighting products as well as new items in development we are confident that we can continue growing our business organically and reach profitability in 2011. Just the past quarter we have added Borders, Brookstone and Office Depot, who all have already re-ordered product and are on their way to becoming growth stories for 2011.

4)	What is the status of the new Light Ringers line.

Our Light Ringers are currently under review with major retailers and we look forward to their decisions  soon.

5)	You’ve given 3 cents as the intended selling price for your shelf registered stock. Why do you think it is worth that much?

As we continue to grow our business along with an economic turnaround our revenue growth should escalate. We are well positioned with the largest retailers in the country with high quality products with minimal return rates. We have high consumer satisfaction marks and as more people begin shopping again we anticipate substantial organic growth. At 3 cents a share our market cap would be just under 20 million and I don’t think that is an unreasonable market cap for a company doing say 8-10 million and generating over a million in profit. Of course these are assumptions but assumptions that are realistic.

6)	If you do an acquisition or merger, will it involve a South Florida Company? Could it be somebody that you’re doing business with currently or might be doing business with in the near future.

I’m not in a position to comment on that question at this time.

7)
In the last three and a half Q’s the company has posted two Q’s as being profitable. The economy is improving, still a long ways to go but it’s on the upswing. Can the company produce a profitable 2011, and if so how do you plan on doing that?

In light of the cost constraint steps over the last year along with increased revenue growth we are very well positioned to turn a profit in 2011.

8)	Is John Tate still employed by CHDT.

No. As Block Box programs did not meet our expectations John’s involvement was no longer required.

9)	What ever became of the equity partner Involve LLC

Involve invested in our company and so far we have had no strategic developments as of this date but they remain a holder of their preferred stock position.

10)	Have you reconsidered the value of a share buy-back program even if it may be limited in scope.

No question this remains a hot topic at the board level. Should we find ourselves in a cash position to utilize cash resources in this way we would definitely engage in a buy back program.

That’s all of the questions and answers for today.

In conclusion I would like to say we are on target to finish the year out with more retailers and products on the shelves then ever before. Although a record breaking revenue number is not expected, I do expect we will narrow our losses by as much as 50% from last year as a result of cost cutting measures and selling products with higher margins. It is our goal each year to turn a profit and this year we are seeing a gradual pick up in retail and consumer buying so we feel we are in a strong position heading into 2011 and look for CHDT to continue to make headway and leverage the product placement achievements of 2010...

I look forward to keeping you informed over the next few months on our progress. This is Howard Ullman, wishing you a good day.